Exhibit 99.1

Chimera Investment Corporation Obtains New York Stock Exchange Listing Extension

NEW YORK--(BUSINESS WIRE)--September 3, 2013--Chimera Investment Corporation (NYSE: CIM) announced today that it has received an extension for continued listing and trading of the Company’s stock on the New York Stock Exchange (NYSE).

The extension granted by the NYSE, which is subject to review by the NYSE on an ongoing basis, provides the Company until January 31, 2014 to file its 2012 Annual Report on Form 10-K with the Securities and Exchange Commission. During the extension period, trading of the Company’s shares on the NYSE will remain unaffected.

The Company continues to work diligently to complete the ongoing work towards becoming current on all of its filings required under applicable securities laws. The Company will file its Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2012, and all subsequent unfiled Quarterly Reports and Annual Report on Form 10-K as soon as practicable.

Chimera Investment Corporation invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate income from the spread between yields on its investments and its cost of borrowing and hedging activities. The Company is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors, including the impact of the transition to a new independent registered public accounting firm and the Company’s ability to timely complete the process necessary to file its quarterly and annual reports for the quarters and year subsequent to March 31, 2012. The Company does not undertake, and specifically disclaims all obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, see “Item 1A — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent quarterly report on Form 10-Q.

CONTACT:
Chimera Investment Corporation
Investor Relations, 646-454-3759
www.chimerareit.com